Exhibit 10.1

Execution Version

*** Portions have been Redacted

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 23, 2019, is entered into by and among the following parties:

(i) REVA Medical, Inc. (“REVA” or the “Company”);

(ii) the undersigned lenders, or investment advisors or managers for the account of lenders, party to that certain Credit and Guaranty Agreement, dated as of April 2, 2019 (as amended, modified, or otherwise supplemented from time to time prior to the date hereof, the “Senior Secured Credit Agreement,” and the loans thereunder, the “Senior Secured Credit Facility”), among REVA, as borrower, the lenders from time to time party thereto, and Goldman Sachs International (“GSI”), as administrative agent (the “Senior Secured Credit Facility Agent”), collateral agent, and lead arranger, that have executed and delivered counterpart signature pages to this Agreement (each, a “Consenting Senior Secured Lender” and, together, the “Consenting Senior Secured Lenders”);

(ii) the undersigned holders of 2014 Convertible Notes (the “2014 Convertible Notes”) under that certain Convertible Note Deed, dated September 25, 2014, by and between REVA, GSI and Senrigan Master Fund (“Senrigan”) (as amended, modified, or otherwise supplemented from time to time prior to the date hereof, the “2014 Convertible Note Deed”), that have executed and delivered counterpart signature pages to this Agreement (each, a “Consenting 2014 Noteholder” and, together, the “Consenting 2014 Noteholders”); and

(iii) the undersigned holders of 2017 Convertible Notes (the “2017 Convertible Notes” and together with the 2014 Convertible Notes, the “Convertible Notes”) under that certain Convertible Note Deed, dated April 22, 2017, by and between REVA, GSI, Senrigan, and Elliott Associates, L.P. (“Elliott”) (as amended, modified, or otherwise supplemented from time to time prior to the date hereof, the “2017 Convertible Note Deed”), that have executed and delivered counterpart signature pages to this Agreement (each, a “Consenting 2017 Noteholder” and, together, the “Consenting 2017 Noteholders” and, together with the Consenting 2014 Noteholders and the Consenting Senior Secured Lenders, the “Consenting Creditors”).

The Company and the Consenting Creditors are referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Company and the Consenting Creditors have in good faith and at arm’s length negotiated certain restructuring transactions with respect to the Company’s capital structure on the terms set forth in this Agreement and on the terms set forth in the following documents, which are exhibits hereto and are incorporated into this Agreement (the “Restructuring”):

•

the proposed chapter 11 plan of reorganization, including the Restructuring Transactions (as defined in the Plan) setting forth the various actions required to implement the Restructuring, substantially in the form attached as Exhibit A to this Agreement (the “Plan”);

•	the proposed form of the by-laws for Reorganized REVA (as defined below), attached as Exhibit B to this Agreement (the “Reorganized REVA By-Laws”);

•

the term sheet setting forth the material terms for the operating agreement for NewLLC (as defined below) as well as the terms of a proposed shared services agreement, attached as Exhibit C to this Agreement (the “NewLLC Governance Term Sheet”); and

•	the proposed credit agreement setting forth the terms and conditions of the exit financing facility for NewLLC, attached as Exhibit D to this Agreement (the “NewLLC Exit Financing Agreement”).

WHEREAS, the Company intends to implement the Restructuring by commencing a voluntary case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Case”) and consummating the Plan; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

a. “Agreement Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company and (ii) each of the Consenting Creditors.

b. “Alternative Transaction” means any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale process, or restructuring for the Company other than the Restructuring.

c. “Bankruptcy Code” means title 11 of the United States Code.

d. “Claims” means any and all claims arising under the Senior Secured Credit Agreement, the 2014 Convertible Note Deed, or the 2017 Convertible Note Deed.

e. “Definitive Documents” means all documents approving, implementing, achieving, and relating to the Restructuring, including, without limitation, the Plan, the disclosure statement describing the Plan (the “Disclosure Statement”), the plan supplement and its exhibits, and any solicitation procedures, commitment agreements, exit financing agreements, collateral or other related documents, organizational documents (including, without limitation, the organizational, capitalization and governance documents for the reorganized Company or successors or newly-created affiliates of the Company), securityholder related agreements, and other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and the exhibits thereto), and, if applicable, motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the solicitation procedures, and schedule a joint hearing, and proposed orders approving the use of Cash Collateral (as defined in the Bankruptcy Code), the Disclosure Statement, the solicitation procedures, the Plan, and scheduling of a joint hearing, in each case, which are reasonably satisfactory in form and substance to the Consenting Creditors.

f. “Effective Date” means the date upon which substantial consummation of the Plan has occurred.

g. “NewLLC” means a newly formed limited liability company that will hold all of the Company’s businesses other than the Company’s embolics business.

h. “Reorganized REVA” means the Company as reorganized on the Effective Date.

i. “Required Parties” means, collectively, the Company and the Consenting Creditors.

j. “Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 5 hereof and (ii) the Effective Date.

2. Bankruptcy Process; Plan of Reorganization.

a. The Plan. The Plan is expressly incorporated herein and made a part of this Agreement. All references to this Agreement shall be deemed to include the Plan. The material terms and conditions of the Restructuring are set forth in the Plan; provided that the Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Plan, the terms of this Agreement shall govern.

b. Commencement of the Chapter 11 Cases. The Company hereby agrees that, as soon as reasonably practicable, but in no event later than fifteen (15) calendar days after the Agreement Effective Date (the “Outside Petition Date”) (the date on which such filing occurs, the “Petition Date”), the Company shall file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Case of the Company; provided, however, that the Outside Petition Date may be extended with the consent of each of the Consenting Creditors.

c. Filing of the Plan and Disclosure Statement. The Company shall file the Plan along with the Disclosure Statement, each in form and substance reasonably satisfactory to the Consenting Creditors on the date no later than the date necessary to obtain entry of an order approving the Disclosure Statement in accordance with this Agreement.

d. Confirmation of the Plan. The Company shall use its commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable following the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and each Consenting Creditor shall use its commercially reasonable efforts to cooperate fully in connection therewith.

e. Cash Collateral. No later than one (1) business day after the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking interim and final authority to use Cash Collateral.

f. Notice. The Company shall provide notice of the Petition Date, the commencement of the Chapter 11 Case, and the filling of the Plan and Disclosure Statement as required under applicable law. The Company shall further provide notice to Australian Securities Exchange Ltd. of the cancellation of its shares under applicable law.

3. Agreements of the Consenting Creditors.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Consenting Creditor agrees, severally and not jointly, that it shall:

(i) use its commercially reasonable efforts to support the Restructuring and the transactions contemplated by the Plan, and act in good faith, and take all commercially reasonable actions necessary to consummate the Restructuring and the transactions contemplated by the Plan, in a manner consistent with this Agreement, including the timelines set forth herein;

(ii) neither (A) take any action inconsistent with such Consenting Creditor’s obligations under this Agreement nor (B) directly or indirectly, or encourage any other person or entity to directly or indirectly: (1) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, or consummation, of the Restructuring; (2) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of reorganization for the Company that is inconsistent with this Agreement or the Plan; or (3) exercise any right or remedy for the enforcement, collection, or recovery of any Claim against the Company except in a manner consistent with this Agreement; and

(iii) subject to the receipt of the Disclosure Statement and applicable related documents in respect of the Restructuring, (A) promptly vote or cause to be voted any Claims it holds to accept the Plan by delivering its duly executed and completed ballot and proxy or ballots and proxies, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of proxies in respect of the Plan in accordance with applicable law; (B) not change or withdraw such vote or the elections described below (or cause or direct such vote or elections to be changed or withdrawn); provided, that such vote or elections shall be deemed revoked (and upon such revocation, void ab initio) at any time upon the termination of this Agreement in accordance with Section 5 hereof unless such Consenting Creditor otherwise provides written notice to the Company and the other Parties rejecting such automatic revocation; and (C) to the extent it is permitted to elect to opt out of the releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot and proxy or ballots and proxies indicating such election (subject to the foregoing obligation to submit such ballot and proxy).

Notwithstanding the foregoing, nothing in this Agreement or the Plan, shall: (1) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documents; (2) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; or (3) impair or waive the rights of any Consenting Creditor to assert or raise any objection expressly permitted under this Agreement in connection with any judicial hearing.

b. Transfers. During the Support Period, subject to the terms and conditions hereof, each Consenting Creditor agrees, solely with respect to itself, that it shall not sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)1 in its Claims, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in the Claims into a voting trust or by entering into a voting agreement with respect to the Claims), unless the intended transferee (A) is a Consenting Creditor or (B) (x) is an affiliate of a Consenting Creditor and (y) executes and delivers to counsel to REVA an executed joinder in the form attached hereto as Exhibit E (a “Joinder”) before such Transfer is effective (it being understood that any Transfer shall not be effective until notification of such Transfer and a copy of the executed Joinder is received by counsel to REVA, in each case, on the terms set forth herein).

(i) This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims; provided, that (A) any Consenting Creditor that acquires additional Claims during the Support Period shall promptly notify counsel to the Company of such acquisition, including the aggregate principal amount of additional Claims acquired; and (B) such acquired Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Company).

[1]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Claims or the right to acquire such Claims.

(ii) Any Transfer made in violation of this Section 3(b) shall be void ab initio.

4. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, the Company agrees that it shall:

(i) use commercially reasonable efforts to approve, implement, and consummate the Restructuring in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement and the Plan; provided, that the Company shall not consummate the Restructuring unless and until all of the conditions to the effectiveness thereof set forth herein and in the Plan and the Disclosure Statement have been satisfied (or will be satisfied contemporaneously with the consummation of the Restructuring) or waived with prior written consent and in accordance with Section 10 hereof;

(ii) support and take all reasonable actions necessary or reasonably requested by the Consenting Creditors to facilitate consummation of the Restructuring and the transactions contemplated thereby;

(iii) not directly or indirectly (A) propose, solicit, file, support, vote for, consent to, encourage, participate in any discussions regarding, or take any other action in furtherance of the negotiation or formulation of any Alternative Transaction other than the Restructuring; (B) otherwise support any reorganization, Restructuring, or sale process proposed by any entity that is inconsistent with this Agreement or the Plan; (C) object to, delay, impede, or take any other action that is inconsistent with, or that would delay, interfere with, or obstruct the proposal, solicitation, confirmation, or consummation of the Restructuring, including engaging in any legal proceeding to object to or interfere with, the acceptance or implementation of the Restructuring in accordance with the Plan; or (D) encourage any other person to take any action which would, or would reasonably be expected to breach or be inconsistent with this Agreement or the Plan or delay, impede, interfere with, appeal, or take any other negative action, directly or indirectly, with respect to implementation of the Restructuring;

(iv) maintain good standing under the laws of the jurisdiction in which the Company is incorporated;

(v) provide draft copies of all substantive motions, applications, orders, or other documents the Company intends to file with the applicable court to counsel to the Consenting Creditors at least three (3) business days prior to the date when the Company intends to file or execute such documents, and shall consult in good faith with such parties regarding the form and substance of any proposed filing with the applicable court; provided, that the Company shall not be required to provide draft retention applications;

(vi) file such motions, applications, and pleadings reasonably determined by the Company to be necessary or appropriate, such filings or other documents shall be in form and substance reasonably acceptable to the Consenting Creditors, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Consenting Creditors, from the court approving the relief requested in such motions;

(vii) provide to the Consenting Creditors and/or their respective professionals, upon reasonable advance notice to the Company: (A) reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books and records (including tax returns) and facilities; (B) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’ finances and operations and participating in the planning process with respect to the Restructuring; (C) prompt access to any information provided to any existing or prospective financing sources; and (D) prompt and complete responses to reasonable requests for information regarding the Company’s books and records (including financial records and tax returns) and operations;

(viii) as soon as reasonably practicable, but in no event more than three (3) calendar days after the Company’s receipt or knowledge of same, provide written notice to the Consenting Creditors of (A) the occurrence, or failure to occur, of any event of which the Company has actual knowledge which occurrence or failure would be likely to cause (1) any representation or warranty of the Company contained in this Agreement (including the Plan) to be untrue or inaccurate in any material respect; (2) any covenant or obligation of the Company contained in this Agreement (including the Plan) not to be satisfied in any material respect; or (3) any condition precedent contained in this Agreement (including the Plan) not to occur or become impossible to satisfy; (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring; (C) receipt of any written notice from any governmental body in connection with this Agreement or the transactions contemplated by the Restructuring; (D) receipt of any written notice of any proceeding commenced, or, to the knowledge of the Company, threatened against the Company (including by any taxing authority), relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring; and (E) any failure of the Company to comply, in any material respect, with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder;

(ix) support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring;

(x) execute and/or deliver, as soon as practicable, all other documents, agreements, instructions, proxies, directions, consents, ballots, votes, or other materials required to be submitted, or that the Consenting Creditors reasonably request that the Company submit, in connection with a vote on, solicitation of votes for, implementation of or in pursuit of the Plan, and file all other notices, and take such other action, that is consistent with or reasonably required to approve, implement and consummate the Restructuring;

(xi) (A) use commercially reasonable efforts to, subject to the Restructuring, (1) operate the Company in the ordinary course, consistent with past practice (including with respect to tax matters); (2) keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties upon the advice of counsel); and (3) preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company (other than terminations for cause, or consistent with applicable fiduciary duties based upon the advice of counsel); and (B) not sell any asset or collection of assets with a fair market value greater than $50,000 without the consent of the Consenting Creditors;

b. Note Purchases. In connection with the purchase of the 2017 Convertible Notes, the Company hereby agrees to, on or prior to the closing date of such purchase, (a) execute and deliver the Instrument of Adherence (as defined in the 2017 Note Deed), (b) enter details of the assignment of the 2017 Convertible Notes in the Register (as defined in the 2017 Note Deed), (c) issue note certificates in each 2017 Note Purchaser’s name, as applicable, representing the 2017 Convertible Notes acquired by such 2017 Note Purchaser, (d) deliver a written acknowledgment to the 2017 Note Purchasers and the relevant sellers of the 2017 Convertible Notes that any information concerning the Company that it has provided to such 2017 Note Purchasers and sellers is publicly available, including, without limitation, as a result of a public disclosure made by the Company on or prior to the date of the purchase and (f) support and take all reasonable actions necessary or reasonably requested by the 2017 Note Purchasers to effect the assignment of such 2017 Convertible Notes (together, the “Note Transfer Requirements”);

c. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not take any action inconsistent with, or omit to take any action required by, this Agreement or any of the other Definitive Documents.

5. Termination of Agreement.

a. Consenting Creditor Termination Events. This Agreement may be terminated by the Consenting Creditors upon the delivery to the Company of a written notice in accordance with Section 20 hereof, which notice shall be signed by each Consenting Creditor, upon the occurrence and continuation of any of the following events, each as applicable (provided, that with respect to (ix) below, the consent of the breaching Consenting Creditor shall not be required):

(i) if, as of 11:59 p.m. (Eastern Time) on the date that is three (3) business days before the Outside Petition Date, as such date may be extended with the consent of the Consenting Creditors, Shamu Associates Inc., Shamu International Inc., Elliott Associates, L.P., Elliott International, L.P. or any affiliate thereof (collectively, the “2017 Note Purchasers”) have not purchased an amount of 2017 Convertible Notes such that the Consenting Creditors hold, in the aggregate, 90% of the outstanding 2017 Convertible Notes; provided that, if the Note Transfer Requirements have not been met, the Outside Petition Date shall be extended by five (5) business days to permit the Company to complete the Note Transfer Requirements;

(ii) if, as of 11:59 p.m. (Eastern Time) on the Outside Petition Date, as such date may be extended with the consent of the Consenting Creditors, the Chapter 11 Case shall not have been filed;

(iii) if, as of 11:59 p.m. (Eastern Time) on the date that is three (3) business days after the Petition Date, the Bankruptcy Court has not entered the interim Cash Collateral order;

(iv) if, as of 11:59 p.m. (Eastern Time) on the date that is twenty-eight (28) business days after the Petition Date, the Bankruptcy Court has not entered a final Cash Collateral order;

(v) if the Effective Date of the Plan does not occur within forty-five (45) days after the Petition Date;

(vi) an order denying confirmation of the Plan is entered;

(vii) an order confirming the Plan is reversed or vacated;

(viii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(ix) the breach by any Party of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Party set forth in this Agreement, in each case, in any material respect and which breach remains uncured for a period of three (3) business days following the Consenting Creditors’ (not including the breaching Party if such party is a Consenting Creditor) delivery of notice in accordance with Section 20 hereof;

(x) any representations or warranties in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured for a period of three (3) business days following the Consenting Creditors’ delivery of notice in accordance with Section 20 hereof;

(xi) the Company files any motion, pleading, application, or other document with the applicable court that is materially inconsistent with this Agreement or the Plan and such motion, pleading, application, or other related document has not been withdrawn after three (3) business days following the Consenting Creditors’ delivery of notice in accordance with Section 20 hereof that such motion, pleading, application, or other document is materially inconsistent with this Agreement or the Plan;

(xii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of, rendering illegal, or otherwise preventing or prohibiting the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company; or (B) in all other circumstances, such ruling, judgment, or order is final and not subject to appeal;

(xiii) if a court of competent jurisdiction enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee; (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code; (C) dismissing the Chapter 11 Case; or (D) the effect of which would render the Restructuring incapable of consummation on the terms set forth in this Agreement or the Plan;

(xiv) any Definitive Document, including, without limitation, any related order entered by a court of competent jurisdiction, and any amendment, modification, or supplement thereto is otherwise inconsistent with the material terms and conditions in this Agreement or the Plan and such Definitive Document or amendment, modification, or supplement thereto is not modified to become consistent or withdrawn for a period of three (3) business days following the Terminating Consenting Creditors’ delivery of notice in accordance with Section 20 hereof;

(xv) the commencement of an involuntary bankruptcy proceeding against the Company under the Bankruptcy Code if such involuntary case has not been dismissed or converted to a voluntary case under chapter 11 of the Bankruptcy Code within sixty (60) calendar days after the filing thereof, or if a court grants the relief sought in the involuntary proceeding;

(xvi) if the Company (A) publicly announces its intention not to support the Restructuring; (B) withdraws the Plan after commencement of the Restructuring; (C) seeks approval of an Alternative Transaction; or (D) directly or indirectly seeks, solicits, proposes, supports or agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or publicly announces its intent to pursue an Alternative Transaction.

b. Company Termination Events. This Agreement may be terminated by the Company upon the delivery to counsel to the other Parties of a written notice in accordance with Section 20 hereof, upon the occurrence and continuation of any of the following events, each as applicable:

(i) if the Effective Date of the Plan does not occur within forty-five (45) days after the Petition Date; provided, that such failure of the occurrence of the Effective Date was not based, in whole or in part, on any action or inaction by the Company;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of, rendering illegal, or otherwise preventing or prohibiting the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Consenting Creditors; or (B) in all other circumstances, such ruling, judgment, or order is final and not subject to appeal; and

(iii) The Company enters into an Alternative Transaction; provided, that: (A) such Alternative Transaction would result in another transaction that is more favorable to the Company and its stakeholders, including the holders of indebtedness under Senior Secured Credit Facility, the 2014 Convertible Notes, and the 2017 Convertible Notes, than the Restructuring; and (B) the support of such Alternative Transaction would be necessary for compliance with their fiduciary duties as directors of a corporation; in the case of (A) and (B), as determined by the board of directors of the Company, in good faith, following consultation with its legal and financial advisors, the Consenting Creditors and all other relevant stakeholders.

c. Mutual Termination. This Agreement may be terminated by mutual agreement of the Parties upon the receipt of written notice delivered in accordance with Section 20 hereof.

d. Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13 hereof, this Agreement shall forthwith become null and void and of no further force or effect as to all Parties and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, any votes, consents, proxies, or ballots given by a Consenting Creditor prior to such termination shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement and such votes, consents, proxies, or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission). If this Agreement has been terminated in accordance with this Section 5 at a time when permission of the Bankruptcy Court (or other court of competent jurisdiction) shall be required for a Consenting Creditor to change or withdraw (or cause to change or withdraw) its vote, consent, proxy, or ballot to accept the Plan, the Company shall support and not oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote, consent, proxy, or ballot at such time and the Consenting Creditors shall have no liability to each other or to the Company in respect of the termination of this Agreement in accordance with this Section 5.

e. Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of cases under the Bankruptcy Code, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); provided, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

6. Conditions Precedent to Consummation of the Restructuring.

The consummation of the Restructuring shall be subject to the satisfaction or waiver of each of the conditions precedent set forth in the Definitive Documents, including those set forth in the Plan, which conditions shall not be waived without the written consent of the Required Parties.

7. Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with the negotiation, drafting, execution (to the extent such

Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings.

8. Representations and Warranties.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof:

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its articles, bylaws, or shareholder agreement (or other similar governing documents); or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Company, it is understood that commencing the Restructuring may result in a breach of or constitute a default under such obligations);

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action, with or by, any federal, provincial, or governmental authority or regulatory body, except such filings as may be necessary and/or required by a court of competent jurisdiction overseeing the in-court Restructuring; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction.

b. Each Consenting Creditor severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) is the beneficial owner of the aggregate principal amount of Claims set forth below its name on the signature page; and/or (ii) has, with respect to the beneficial owners of such Claims, (A) sole investment or voting discretion with respect to such Claims; (B) full power and authority to vote on and consent to matters concerning such Claims, or to exchange, assign, and transfer such Claims; and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

c. The Company represents and warrants to the Consenting Creditors, as of the date hereof, that all of the issued and outstanding equity interests of the Company were duly authorized for issuance and validly issued.

9. Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto (including the Plan and the exhibits thereto), may only be modified, amended, or supplemented in a writing signed by the Company and the Consenting Creditors.

10. Effectiveness.

This Agreement shall become effective and binding on the Parties on the Agreement Effective Date.

11. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

b. Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the City of New York (“NY Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the NY Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any NY Courts. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum; (B) the venue of such proceeding is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court (if applicable) requiring any Party to comply promptly with any of its obligations hereunder.

13. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties set forth in the following Sections: 5(d), 11, 12, 14, 16, 17, 18, 19, 20, 21, 22, and 23 hereof and this Section 13 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14. Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided, that nothing contained in this Section 15 shall be deemed to permit Transfers of interests in the Claims, other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Consenting Creditor, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Consenting Creditor for the obligations of another.

16. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

17. Confidentiality

The Company shall not disclose to any person or entity the amount or percentage of claims held by any individual Consenting Creditor, except as may be required by law. If in either case such disclosure is required by law, the Company shall provide each Consenting Creditor with advance notice of the intent to disclose and shall afford each Consenting Creditor a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company making such disclosure.

18. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Plan and all exhibits and schedules thereto) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Creditor shall continue in full force and effect in accordance with its terms.

19. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

20. Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1)	If to the Company, to:

REVA MEDICAL, INC.

5751 Copley Dr.

San Diego, CA 92111

Attention: Jeffrey A. Anderson

                 Leigh Elkolli

Email: janderson@revamedical.com, lelkolli@revamedical.com

With copies to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: Thomas R. Califano

                  Jamila Justine Willis

E-mail: thomas.califano@us.dlapiper.com, jamila.willis@us.dlapiper.com

(2)	If to GSI, to:

25 Shoe Lane, Holborn,

London, United Kingdom EC4A4AU

Attention: REVA Medical, Inc., Account Manager

Email: Jeremy.Evans@gs.com, Sarah.Castle@gs.com,

With copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:   David Griffiths

            Kevin Bostel

Email: david.griffiths@weil.com, kevin.bostel@weil.com

(3) If to Elliott, to:

c/o Elliott Management Corporation

40 West 57th Street

New York, New York 10019

Attn: Rick Cohen

Email: rcohen@elliottmgmt.com

With Copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Jasmine Ball

Email: jball@debevoise.com

(4) If to Senrigan, to:

Senrigan Capital Group Limited

Level 11, LHT Tower

31 Queens Road Central

Central Hong Kong

Attn: Nick Taylor

Email: nick.taylor@senrigancapital.com

Any notice given by electronic mail, facsimile, personal delivery, or courier shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by facsimile or electronic mail; or (iii) one (1) business day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

21. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties; or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Restructuring, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder and the Plan; (ii) limit the ability of any Consenting Creditor to sell or enter into any transactions in connection with the Claims, subject to the terms of Section 3(b) hereof; (iii) except as expressly provided in this Agreement, limit the rights of any Consenting Creditor under the Senior Secured Credit Agreement, 2014 Note Deed, 2017 Note Deed, or any agreements executed in connection with the Senior Secured Credit Agreement, 2014 Note Deed, or 2017 Note Deed; or (iv) except as expressly provided in this Agreement, constitute a waiver or amendment of any provision of the Senior Secured Credit Agreement, 2014 Note Deed, 2017 Note Deed, or any agreements executed in connection with the Senior Secured Credit Agreement, 2014 Note Deed, or 2017 Note Deed.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any Restructuring or restructuring proceeding filed by the Company or any of its affiliates. This Agreement, and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22. Relationship Among Consenting Creditors.

It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor may trade in the Claims or other debt of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws, the terms of this Agreement, and any confidentiality agreement entered into with the Company; provided, that no Consenting Creditor shall have any responsibility for any such trading to any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.

23. Interpretation

This Agreement is the product of negotiations between the Company and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation hereof for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, including the Plan, shall not be effective in regard to the interpretation hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Company Signature Page to the Restructuring Support Agreement

REVA MEDICAL, INC.

By:	/s/ Jeffrey A Anderson
Name:	Jeffrey A Anderson
Title:	President

Consenting Creditor Signature Page to the Restructuring Support Agreement

ELLIOTT

Elliott Associates, L.P.

By:	/s/ Elliott Greenburg
Name: Elliott Greenburg
Title: Vice President

Principal Amount of Senior Secured Loan: $__________________
Principal Amount of 2014 Convertible Notes: $__________________ Principal Amount of 2017 Convertible Notes: $__________________

[Signature Page to Restructuring Support Agreement]

Consenting Creditor Signature Page to the Restructuring Support Agreement

Goldman Sachs International

By:	/s/ Piers Curle
Name: Piers Curle
Title: Managing Director

Principal Amount of Senior Secured Loan: $__________________ Principal Amount of 2014 Convertible Notes: $__________________ Principal Amount of 2017 Convertible Notes: $__________________

[Signature Page to Restructuring Support Agreement]

Consenting Creditor Signature Page to the Restructuring Support Agreement

Special Situations Investing Group II, Inc.

By:	/s/ Michael Ungari
Name: Michael Ungari
Title: Authorized Signatory

Principal Amount of Senior Secured Loan: $__________________ Principal Amount of 2014 Convertible Notes: $__________________ Principal Amount of 2017 Convertible Notes: $__________________

[Signature Page to Restructuring Support Agreement]

Consenting Creditor Signature Page to the Restructuring Support Agreement

Goldman Sachs Specialty Lending Group, L.P.

By:	/s/ Gaurav Seth
Name: Gaurav Seth
Title: Authorized Signatory

Principal Amount of Senior Secured Loan: $__________________ Principal Amount of 2014 Convertible Notes: $__________________ Principal Amount of 2017 Convertible Notes: $__________________

[Signature Page to Restructuring Support Agreement]

Senrigan Capital Group Limited

By:	/s/ Nick Taylor
Name: Nick Taylor
Title:

Principal Amount of Senior Secured Loan: $__________________
Principal Amount of 2014 Convertible Notes: $__________________ Principal Amount of 2017 Convertible Notes: $__________________

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Plan

*** redacted

EXHIBIT B

Reorganized REVA By-Laws

*** redacted

EXHIBIT C

NewLLC Governance Term Sheet

*** redacted

EXHIBIT D

NewLLC Exit Financing Agreement

*** redacted

EXHIBIT E

Form of Joinder

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of December 23, 2019 by and among (i) REVA Medical, Inc., (ii) certain lenders under the Senior Secured Credit Facility, (iii) certain holders of 2014 Convertible Notes, and (iv) certain holders of 2017 Convertible Notes, and agrees to be bound as a Consenting Creditor by the terms and conditions thereof binding on the Consenting Creditors with respect to all Claims held by the undersigned.1

The undersigned hereby makes the representations and warranties of the Consenting Creditors set forth in Section 8(a) and Section 8(b) of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: _________________, 2019

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of Senior Secured Loan: $__________________
Principal Amount of 2014 Convertible Notes: $__________________ Principal Amount of 2017 Convertible Notes: $__________________

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.